Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Administrative Committee

Wayne Savings 401(k) Retirement Plan

We consent to the incorporation by reference in the Registration Statements (File No. 33-45673 and 333-146244) on Form S-8 of Wayne Savings 401(k) Retirement Plan of our report dated June 26, 2013 relating to the statement of net assets available for benefits of A Wayne Savings 401(k) Retirement Plan as of December 31, 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2012, which appears in this December 31, 2012 annual report on Form 11-K.

/s/ SS&G, Inc.

Cleveland, Ohio

June 26, 2013